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                                                                  EXHIBIT (i)(2)

                          PATRIOT CAPITAL FUNDING, INC.
                                STOCK OPTION PLAN
                             STOCK OPTION AGREEMENT

                           DATE OF GRANT: [GRANT DATE]

         1. GRANT OF OPTION. Subject to the terms and conditions herein and the provisions of Patriot Capital Funding, Inc. Stock Option Plan (the "Plan"), Patriot Capital Funding, Inc. (the "Company") on the above date has granted to the optionee named below (the "Optionee") the right and option to purchase from the Company the number of shares of common stock of the Company at the exercise price shown below:

                  OPTIONEE: [NAME OF OPTIONEE]
                  SHARES SUBJECT TO OPTION: [NUMBER OF SHARES]
                  EXERCISE PRICE: [EXERCISE PRICE]

                  [USE WHEN APPROPRIATE: THE OPTION EVIDENCED BY THIS AGREEMENT IS INTENDED TO BE AN INCENTIVE STOCK OPTION WITHIN THE MEANING OF SECTION 422 OF THE INTERNAL REVENUE CODE.]

         All capitalized terms used herein shall have the same meaning as set forth in the Plan, except as otherwise specified in this Agreement.

         2. EXERCISABILITY. The Optionee shall be entitled to exercise the option evidenced by this Agreement in accordance with the following schedule:

______ shares on [FIRST ANNIVERSARY OF DATE OF GRANT];
______ shares on [SECOND ANNIVERSARY OF DATE OF GRANT]; and
______ shares on [THIRD ANNIVERSARY OF DATE OF GRANT].

         Notwithstanding the foregoing, the Optionee may exercise the option evidenced by this Agreement with respect to all shares subject to the option as of:

                  (a) the Optionee's termination of employment with the Company either by the Company without Cause (as defined below) or by the Optionee for Good Reason (as defined below); or

                  (b)      a Change in Control of the Company.

         "Cause" has the meaning set forth in the Optionee's employment agreement with the Company in effect at the time of the Optionee's termination of employment. If no such employment agreement is in effect at the time of Optionee's termination of employment or if such employment agreement does not contain a definition of the term "Cause," "Cause" means the following:

                  (i) the Optionee's willful and continued failure to perform substantially his or her duties with the Company (other than any such failure resulting from the Optionee's


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         incapacity due to physical or mental illness or any such failure subsequent to the Optionee being delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company that results in the Optionee's termination of employment) after a written demand for substantial performance is delivered to the Optionee by the Company which specifically identifies the manner in which the Company believes that the Optionee has failed to perform substantially his or her duties;

                  (ii) the Optionee's willfully engaging in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates;

                  (iii) the Optionee's ineligibility to serve as an employee, officer, or director of the Company pursuant to Section 9 of the Investment Company Act of 1940, as amended; or

                  (iv) the Optionee's conviction of a felony or other crime involving moral turpitude.

                  Notwithstanding the foregoing, a failure on the part of the Optionee to achieve performance objectives set by the Company shall not in and of itself constitute Cause pursuant to clause (i) above. Prior to terminating the Optionee's employment for Cause, the Company must notify the Optionee in writing of any event purporting to constitute Cause within 45 days following the Company's knowledge of its existence, and, if curable, must provide the Optionee with at least 20 days in which to cure such event. If such event is not cured by the Optionee in such time period, or is incurable, then the Optionee's employment shall be terminated for Cause if 2/3 of the independent members of the Board of Directors determine in writing to so terminate his employment.

         "Good Reason" has the meaning set forth in the Optionee's employment agreement with the Company in effect at the time of Optionee's termination of employment. If no such employment agreement is in effect at the time of Optionee's termination of employment or if such employment agreement does not contain a definition of the term "Good Reason," "Good Reason" means the following:

                  Without the Optionee's express written consent, the occurrence of:

                  (i) any material change in the duties or responsibilities (including reporting responsibilities) of the Optionee that is inconsistent in any material and adverse respect with the Optionee's position, duties, responsibilities or status with the Company (including any material and adverse diminution of such duties or responsibilities);

                  (ii) a material and adverse change in the Optionee's titles or offices (including, if applicable, membership on the Company's Board of Directors) with the Company;

                  (iii) a reduction by the Company in the Optionee's rate of annual base salary or an adverse change in the value or reasonableness of the Optionee's annual bonus



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         opportunity as a percentage of his base salary, provided, however, that the Optionee's rate of annual base salary may be reduced without being considered Good Reason if such reduction is implemented by the Company as part of an overall general salary reduction affecting all of its employees and such reduction to the base salary on a percentage basis is equal to or less than the percentage reduction otherwise implemented;

                  (iv) any requirement of the Company that the Optionee be based anywhere more than 50 miles from the office where the Optionee is based on the Date of Grant under this Agreement, or, if the Optionee subsequently agrees to a change in such location, 50 miles from such new office location; or

                  (v) the failure of any purchaser or successor to all or substantially all of the Company's assets to assume the obligations of the Company contained in this Agreement, either in writing or as a matter of law.

                  The Optionee must notify the Company of any event purporting to constitute Good Reason within 45 days following the Optionee's knowledge of its existence, and the Company shall have 20 days in which to correct or remove such Good Reason, or such event shall not constitute Good Reason.

         3. FORFEITURE. Upon the Optionee's termination of employment (other than by the Company without Cause or by the Optionee for Good Reason), any unvested portion of the option granted under this Agreement will be forfeited.

         4. EXPIRATION. The rights to exercise the option privilege evidenced by this Agreement shall no longer be exercisable upon the earliest of the following:

                  (a) The 10-year anniversary of the date the option privilege was granted;

                  (b) The 180th day following the Optionee's termination of employment by the Company for Cause or by the Optionee without Good Reason; or

                  (c) The 12-month anniversary of the Optionee's termination of employment as a result of death or total disability.

         5. NO RIGHT TO EMPLOYMENT. Nothing contained in this Agreement shall confer upon any Optionee any right to the continuation of his employment, agency, service as a director, or other relationship with the Company or any affiliate or interfere in any way with the right of the Company or any affiliate, subject to the terms of any separate employment or other agreement to the contrary, at any time to terminate such employment, service or agreement or to increase or decrease the compensation of the individual from the rate in effect at the time of the grant of an Option.

         6. WITHHOLDING. Whenever the Company issues or transfers stock in connection with the exercise of an option under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state, and local withholding tax requirements prior to the delivery of any such stock. In the Committee's sole discretion and



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in the manner and amount determined by the Committee, the recipient may elect to satisfy any withholding obligation, in whole or in part, by electing to have the Company withhold stock (that would otherwise be issued or transferred to such person) with a fair market value equal to the amount required to be withheld.

         7. ADMINISTRATION AND INTERPRETATION. In consideration of the grant, the Optionee agrees that the Committee shall have the exclusive power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan and Agreement as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final, conclusive, and binding upon the Optionee, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement. The Committee may delegate its interpretive authority to an officer or officers of the Company.

         8. INCORPORATION OF TERMS OF PLAN. By his or her signature below, Optionee acknowledges that he or she has read the terms of the Plan and agrees to be bound by all provisions thereof. The Optionee further acknowledges that he or she has been advised that he or she may consult with counsel of his or her choosing in considering this Agreement, that he or she has had an adequate opportunity to do so, and that he or she is entering into this Agreement voluntarily.

         IN WITNESS WHEREOF, Patriot Capital Funding, Inc. has caused this Agreement to be executed by an appropriate officer and the Optionee has executed this Agreement, both as of the date of grant shown above.

                                                PATRIOT CAPITAL FUNDING, INC.


                                                By:
                                                   -----------------------------


                                                Dated:
                                                      --------------------------


Optionee:
         ---------------------------


Dated:
      ------------------------------



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